BLIMPIE INTERNATIONAL, INC., REACHES AGREEMENT
TO SELL COMPANY TO PRIVATE INVESTOR GROUP

      NEW YORK, October 8, 2001 - Blimpie International, Inc. (Amex: BLM) and a private investor group have signed a definitive agreement under which the investor group would purchase all outstanding shares of the company's common stock. The investor group is headed by Jeffrey Endervelt, a Blimpie subfranchisor with extensive experience in the organization.

      The agreement calls for the investor group to purchase all of the outstanding shares of Blimpie for a cash purchase price of $2.80 per share. There are approximately 9.2 million shares of Blimpie common stock outstanding. In connection with the agreement, various members of management who currently own approximately 58% of the outstanding shares of Blimpie have agreed to vote their shares in favor of the agreement. Additionally, the agreement provides that Blimpie will have the ability to conduct a market check for a 30-day period. The agreement also allows Blimpie to terminate the agreement if the Board determines that it has received an offer that it believes is more favorable to all of its shareholders from a financial point of view, which would require the payment by Blimpie of a break-up fee of $1.3 million plus up to $200,000 of expenses.

      "Our Board of Directors evaluated this offer carefully to ensure that our shareholders are getting the best deal possible," said Tony Conza, chairman and chief executive officer of Blimpie. "We believe that this agreement is in the best interests of Blimpie shareholders, employees, franchisees and subfranchisors."

      "The investor group is committed to nurturing and growing the Blimpie brand, and I'm confident they will bring new ideas, energy and enthusiasm to the Company," said Conza. Mr. Conza also is part of the investor group and will remain with Blimpie as chairman emeritus.

      Blimpie engaged Capitalink, L.C., an investment banking firm, as the company's financial advisor in connection with the transaction to render a fairness opinion to Blimpie's Board of Directors.

      Consummation of the transaction is contingent upon a number of conditions, including the approval of Blimpie shareholders.

      Blimpie International is a global franchisor of several branded quick-service restaurant concepts. The company's core brand, BLIMPIE(R) Subs & Salads, has grown to approximately 2,000 franchised outlets across the United States and 15 foreign countries.

      This press release is being filed pursuant to Rule 425 under the Securities Act of 1933 and is deemed filed pursuant to Rule 14a-12 under the Securities Exchange Act of 1934.

      Blimpie will file a proxy statement and other relevant documents concerning the proposed merger transaction with the SEC. Investors are urged to read the proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information on the proposed transaction. You will be able to obtain the documents filed with the SEC free of charge at the Web site maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Blimpie free of charge by requesting them in writing from Blimpie, 1775 The Exchange, Atlanta, GA, 30309 Attention: Investor Relations, or by telephone at (800) 447-6256 Ext. 165.

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      Blimpie, its employee directors and executive officers may be deemed to be participants in the solicitation of proxies from Blimpie's shareholders. A list of the names of those directors and executive officers and descriptions of their interests in Blimpie is contained in Blimpie's proxy statement dated November
10, 2000, which is filed with the SEC. Stockholders may obtain additional information about the interests of those directors and executive officers in this transaction by reading the proxy statement when it becomes available.

      The matters set forth in this press release contain forward looking-statements as defined under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve known and unknown risks and uncertainties. Actual results may differ materially from those expected in the forward-look statements made by Blimpie. Please refer to Blimpie's filings with the Securities and Exchange Commission for additional information.

      For further information, please contact:  Ms. Jan Belk, Director of
                                                Public Relations at Blimpie
                                                Tel. No. 800-447-6256, Ext. 165